Exhibit 10.14

UNITED TECHNOLOGIES CORPORATION

EMPLOYEE SCHOLAR PROGRAM

 United Technologies Corporation ("UTC"), through its Employee Scholar Program (the "Program"), encourages eligible employees to develop additional skills and engage in studies at accredited colleges and universities. Under the Program, UTC pays for covered tuition and textbook expenses for participating employees and provides certain awards of UTC Common Stock, options and stock units upon completion of associate’s, bachelor’s, master’s and doctorate degrees.

Active employees of UTC and its participating affiliated companies in the United States and other countries are eligible to participate. Extended benefits are provided to certain employees whose positions are eliminated due to restructuring or layoff.

In recognition of the accomplishments of eligible employees who are awarded degrees from accredited educational institutions while participating in the program, shares of UTC Common Stock, stock options or stock units are awarded. U.S.-based employees who satisfy Program requirements will be awarded a number of shares of UTC Common Stock valued at $5,000 for those completing an associate’s degree and $10,000 for those completing a bachelor’s, master’s or doctorate degree. Alternatively, participants may elect to receive 250 UTC Common Stock options for those completing an associate’s degree, or 500 UTC Common Stock options for those completing a bachelor’s, master’s or doctorate degree. Employees based outside the U.S. who satisfy Program requirements will be awarded a number of shares of UTC Common Stock valued at 9% of the average UTC salary in that country for participants completing the equivalent of an associate’s degree and 18% of the average salary in that country for participants completing the equivalent of a bachelor’s, master’s, or doctorate degree. The number of shares awarded in each case is determined using the closing price of UTC Common Stock on the New York Stock Exchange ("NYSE") on the first trading day of the month following submission of a qualifying award request.

A maximum of 400,000 shares of UTC Common Stock may be awarded annually under the Program. UTC reserves the right to suspend, terminate or modify the terms of the Program at any time. This summary of the Program is qualified in its entirety by reference to UTC’s detailed policies and procedures implementing the Program, as amended from time to time. The sole purpose of the Program is to facilitate and encourage educational development and achievement and it is not intended to and shall not be construed to constitute an employee benefit plan or compensatory arrangement.